Exhibit 10.26
FIRST AMENDMENT TO LETTER AGREEMENT
    THIS FIRST AMENDMENT TO LETTER AGREEMENT is dated as of February 22, 2022 (this Amendment), by and between Root, Inc. (the “Company”) and Alexander Timm.
WITNESSETH:
WHEREAS, the Company and Mr. Timm are parties to the certain letter agreement dated as of January 4, 2021 (the “Agreement”); and
WHEREAS, subject to the terms and conditions set forth herein, the Company and Mr. Timm have agreed to amend the Agreement.
NOW, THEREFORE, or and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
Section 1.    Defined Terms. Capitalized terms which are used herein without definition and which are defined in the Agreement shall have the same meanings herein as in the Agreement, as amended by this Amendment.
Section 2.    Amendments to the Agreement.
(1)The Agreement is hereby amended by replacing Section 6 in its entirety with the following:

6.    At-Will Employment / Severance Eligibility.

(a)    At-Will Employment. Your employment with Company remains “at- will.” This means that either you or Company may terminate your employment at any time, with or without Cause (as defined below), and with or without advance notice.

(b)    Termination For Cause, or Death or Disability. If, at any time, the Company terminates your employment for Cause (as defined below) or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits.

(c)    Termination without Cause; Resignation for Good Reason; Resignation without Good Reason. If, at any time, the Company terminates your employment without Cause or if you resign your employment for Good Reason, (either such termination referred to as a “Qualifying Termination”), or you resign your employment without Good Reason and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations and the conditions set forth below, you shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

i.an amount equal to 12 months of your then current base salary, less all applicable withholdings and deductions, paid over such 12-month period on the schedule described below (the “Salary Continuation”);

ii.if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall (in the Company’s discretion) pay directly or reimburse you for the payment of the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the Separation from Service date until the earliest of (A) the 12-month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums could result in a violation of the nondiscrimination rules of Section 105(h)(2) of Section 409A of the Internal Revenue Code (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease;

iii.in the event of a termination without Cause or resignation for Good Reason (and, for the avoidance of doubt, not a resignation without Good Reason), the Company shall accelerate the vesting of any then-unvested Company equity awards then held by you such that as of your Separation from Service date, you will be deemed vested in those shares that would have vested had you remained employed with the Company for an additional 12 months; and

iv.in the event of a Qualifying Termination that occurs upon or within 12 months following the closing of a Change in Control (as defined in the Company’s 2020 Equity Incentive Plan), provided such Qualifying Termination constitutes a Separation from Service, then the Company shall accelerate the vesting of any then-unvested Company equity awards then held by you such that 100% of such awards shall be deemed immediately vested and exercisable as of your Separation from Service date.

Such Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information and Inventions Agreement; (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company (the “Release”) within 60 days following your termination date; and if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your Separation from Service date (or such other date as requested by the Board). The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 60th day following your Separation from Service date. On the 60th day following your Separation from Service date, the Company will pay you in a lump sum the Salary Continuation and other Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Continuation and other Severance Benefits being paid as originally scheduled.

(d)    Definition of Cause. For purposes of this Agreement, “Cause” shall mean a good faith finding by the Company that you have (i) failed, neglected, or willfully refused to perform a material aspect of your lawful employment duties related to your position or as from time to time assigned to you (other than due to disability within the meaning of Internal Revenue Code Section 22(eX3)), have been provided a written notice of such failure and have been provided seven business days to begin to cure such failure but have not cured the issue; (ii) committed any willful, intentional, or grossly negligent act having the effect of injuring the interest, business, or reputation of the Company; (iii) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (iv) misappropriated or embezzled any property of the Company (whether or not an act constituting a felony or misdemeanor); (v) committed an intentional or willful unauthorized disclosure of Confidential Information (as defined in the Company’s Proprietary Information and Inventions Agreement); (vi) breached any material provision of any written agreement between you and the Company; or (vii) failed, neglected, or refused to comply with the Company’s written policies or rules, as they may be in effect from time to time during your employment, have been provided written notice of such violation of the Company’s written policies or rules and have failed to cure any such violation within seven business days of the receipt of the written notice.

(e)    Definition of Good Reason. For purposes of this Agreement, you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a reduction of your then-current base salary by 10% or more unless such reduction is part of a generalized salary reduction affecting similarly situated employees; (ii) a material reduction in your job responsibilities, duties or authority, including requiring you to report to anyone other than the Board or requiring you to perform a role other than the role of the chief executive officer of the Company ; or (iii) the Company conditions your continued service with the Company on your being transferred to a site of employment that would increase your one-way commute by more than 35 miles from your then principal residence. In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within 60 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company must have 30 days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such 30-day period, you may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of the 30-day cure period.

(2) The Agreement is hereby amended by inserting the following Section 9A following Section 9:
9A. Non-Compete; Non-Solicitation.
(a)Non-Competition. In further consideration of the compensation to be paid to you hereunder, you acknowledge that during the course of your employment with the Company and Affiliates you have and will become familiar with the Company’s and its

Affiliates’ corporate strategy, pricing, processes, and other market and financial information, know-how, trade secrets, and valuable customer, supplier, and employee relationships, and with other proprietary information and trade secrets contained herein and in the Proprietary Information and Inventions Agreement concerning the Company and its Affiliates, and that your services have been and shall be of special, unique, and extraordinary value to the Company and its Subsidiaries and Affiliates. Accordingly, you agree not to engage in the Restricted Activities during your employment with the Company and for 12 months after the termination of your employment for any reason.
Notwithstanding anything to the contrary in this Agreement, you may, directly or indirectly, own, solely as an investment, securities of any person or entity engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if you (i) are not a controlling person of, or a member of a group which controls, such person or entity and (ii) do not, directly or indirectly, own 5% or more of any class of securities of such person or entity.
This Section does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
(b)Non-Solicitation of Employees. You agree and covenant not to directly or indirectly through another person (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any employee, contractor or consultant thereof, or (ii) knowingly hire any person who was an employee of the Company at any time during the twelve (12) months prior to the termination of employment. This obligation, however, shall not affect any responsibility you may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.
(c)Non-solicitation of Current and/or Prospective Customers. You agree and covenant not to directly or indirectly through another person (i) induce or encourage any vendor, supplier, customer, or Prospective Customer of the Company to cease doing business with or reduce its business with the Company or in any way interfere with the relationship between the Company and such vendor, supplier, customer or Prospective Customer (including by making disparaging remarks about the Company) or (ii) provide to such customers or Prospective Customers products and/or services similar to or competitive with those offered by the Company.
(d)Reformation. If, at the time of enforcement of this Section 9A, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope, and area permitted by law.
(e)Acknowledgements. You acknowledge that you have carefully read this Agreement and have given careful consideration to the restraints imposed upon you by this Agreement, and are in full accord as to the necessity of such restraints for the reasonable and proper protection of the proprietary information, business strategies, employee and customer relationships, and goodwill of the Company and its Subsidiaries and Affiliates now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical area. You further acknowledge that although your compliance with the covenants contained in Section 9A may prevent you from earning a livelihood in a business similar to the business of the Company, your experience and capabilities are such that you have other opportunities to earn a livelihood and adequate means of support for you and your dependents.
(f)Certain Definitions. For purposes of this Agreement, the following definitions shall apply:
(i)“Affiliate” shall mean, any employer with which the Company would be considered a single employer under Section 414(b) or 414(c) of the Code (as defined below), applied using fifty percent (50%) as the percentage of ownership required under such Code sections, including (i) any person, any other person directly or indirectly controlling, controlled by or under direct or indirect common control with, such specified person and (ii) any person that is a natural person, the spouse, ancestors, or lineal descendants of such person, any limited partnership or limited liability company controlled by such person or such person’s spouse, ancestors, or lineal descendants or in which such person or such person’s spouse, ancestors, or lineal descendants hold a majority interest, any trust established for the benefit of any of them and such person’s estate or legal representative.
(ii)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(iii)“Prospective Customer” shall mean any prospect with whom you or a representative of Company for which you were aware has engaged in discussions to do business with the Company within the last twelve (12) months of your employment.
(iv)“Restricted Activities” shall mean activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity, within the Restricted Territory, that is (1) a property and casualty insurance company offering products that are the same or similar to the Company; or (2) an entity doing or intending to do business with a property and casualty insurance company; and either (1) or (2) is engaged in the activity of implementing the framework for and/or processing telematics sensor data for the construction of predictive and/or explanatory signals related to behavior of an individual and/or motion of a vehicle while driving for use in insurance underwriting, rating or claims handling. Restricted Activity also includes activity that may require or inevitably require disclosure of trade secrets or Proprietary Information as defined in this Agreement or in the Proprietary Information and Inventions Agreement.
(v)“Restricted Territory” shall mean the United States because the type of work you are engaged can be performed, shared, utilized, developed, bought, sold, or accessed from anywhere to anywhere, in person or remotely.
(vi)“Subsidiary” shall mean, with respect to any person, any corporation, partnership, limited liability company, association, joint venture, or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the person (or, in the case of a partnership, limited liability company, or other similar entity, control of the general partnership, managing member, or similar interests) or persons (whether directors, managers, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof.
Section 3.    Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent, except as expressly stated herein. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.
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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
Root, Inc.

/s/ Nancy Kramer
Nancy Kramer
Compensation Committee Chair

Accepted and agreed:

/s/ Alexander Timm
Alexander Timm

Date: February 22, 2022